Exhibit 10-O-1

Annual Incentive Compensation Plan Metrics for 2006

On February 27, 2006, the Compensation Committee of the Board of Directors of the Company approved the specific performance goals and business criteria to be used for purposes of determining any future cash awards for 2006 for participants, including executive officers, under the Company’s shareholder-approved Annual Incentive Compensation Plan (filed as Exhibit 10-T to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999). For most participants, the performance criteria to be used for 2006 under the plan include attaining specified levels of:

• total company pre-tax profits,

• relevant business unit pre-tax profits (including the related financing profits),

• relevant business unit cost reductions,

• relevant business unit market shares, and

• relevant business unit quality metrics.

Performance results against target levels established for each of these criteria will be weighted 75% to total company and business unit pre-tax profits and 25% to business unit cost performance, market share and quality.

For some participants, including certain executive officers, whose job responsibilities encompass multiple business units, the performance criteria to be used for 2006 under the plan include attaining specified levels of:

• total company pre-tax profits,

• total company cost reductions,

• total company market share, and

• total company quality metrics.

Performance results against target levels established for each of these criteria will be weighted 75% to total company pre-tax profits and 25% to total company cost performance, market share and quality.

Based on business performance results for 2006 against the targeted levels established for each criteria, the Compensation Committee will determine the percentage of the target award that is earned, which could range between 0% and 200% depending on actual performance achieved relative to the target levels. In addition, individual awards may be increased (within limits set by the Compensation Committee) or decreased from a formula amount, based on leadership level or salary grade level, to reward a person’s performance.